Exhibit 99.1

Date:     November 5, 2014

Spectra Energy Partners Reports Third Quarter 2014 Results

•	Distributable cash flow of $247 million, an increase of $181 million over prior year

•	Expansion projects and higher crude transportation revenues bolster EBITDA

•	28th consecutive quarterly cash distribution increase

•	Advancing growth projects safely, on time and on budget

HOUSTON – Spectra Energy Partners, LP (NYSE:SEP) today reported third quarter 2014 distributable cash flow of $247 million, compared with $66 million in the prior-year quarter. Distributions per limited partner unit for third quarter 2014 were $0.57625, compared with $0.51625 per limited partner unit in 2013.

“Spectra Energy Partners continues to deliver strong financial results driven by increased earnings from expansion projects and solid performance of the Express and Platte pipelines,” said Greg Ebel, chief executive officer, Spectra Energy Partners. “We are well positioned to exceed our 2014 financial targets and, in turn, provide ongoing distribution growth for our unitholders.”

For the quarter, reported earnings before interest, taxes, depreciation and amortization (EBITDA) were $401 million, compared with $344 million in the prior-year quarter. Excluding a special item of $6 million for transaction costs related to the drop-down in the 2013 period, ongoing EBITDA was $401 million for the quarter, compared with $350 million in the prior-year quarter.

Reported net income from controlling interests was $264 million for the third quarter 2014, compared with $172 million in the third quarter 2013. Excluding a special item of $6 million for transaction costs related to the drop-down in the 2013 period, ongoing net income was $264 million for the quarter, compared with $178 million in the prior-year quarter.

The drop-down of Spectra Energy’s remaining U.S. transmission, storage and liquids assets, including the remaining 60 percent of Express-Platte U.S., occurred on November 1, 2013. The financial results, other than distributable cash flow, for the U.S. Transmission and Liquids segments have been recast throughout this release. The recast of the U.S. Transmission segment represents results as if the drop-down assets were owned by Spectra Energy Partners for the full periods reflected. The Liquids segment represents results as if Express-Platte were owned 100 percent by Spectra Energy Partners since the date Spectra Energy acquired the asset on March 13, 2013.

BUSINESS UPDATES

Spectra Energy Partners continues its record of successful execution on expansion projects and pursuit of new opportunities to deliver attractive returns for investors. During the third quarter 2014, Spectra Energy Partners placed TEAM South into service, two months before its scheduled in-service date. In addition, TEAM 2014, which will provide customers with the ability to move Marcellus gas production both east and south, is fully operational this month.

Both TEAM South and TEAM 2014, underpinned by contracts with CONSOL, Rice Energy, Chevron and EQT, total more than $500 million in investment. These projects represent the first 600 million cubic feet per day of the 2.4 billion cubic feet (Bcf) per day in projects that will transform Texas Eastern to a bi-directional system by 2017. In addition by January 1, 2015, the Kingsport Expansion Project, which expands Spectra Energy Partners’ East Tennessee system, and the Spraberry Supply Lateral expansion off the company’s Sand Hills natural gas liquids (NGL) line, will go into service.

During the quarter, Spectra Energy Partners moved four new projects totaling $700 million of expansion capital into execution. Access South and Adair Southwest, two projects that advance bi-directional capabilities on Texas Eastern, will provide incremental firm transportation capacity from Appalachian shale to markets in the southern U.S. Access South is fully subscribed with a signed precedent agreement with Rice Energy, and Adair Southwest is fully subscribed with a signed precedent agreement with Range Resources. Both projects will be in service by November 2017 with a combined capital expenditure of approximately $350 million.

The Stratton Ridge project, part of the former “Gulf Coast LNG” opportunity, also moved into execution this past quarter. This Texas Eastern project will deliver supplies to Gulf Coast LNG markets and is moving forward with an anchor shipper to serve Freeport LNG. The more than $200 million capital expansion project is scheduled to be in service in 2019.

The fourth project the company has moved into execution is the recently announced PennEast Pipeline project, a 1 billion cubic feet per day pipeline that will connect northeast Pennsylvania production to the company’s Texas Eastern Transmission and Algonquin Gas Transmission systems. The company has committed to take a 10 percent equity ownership in the approximately $1 billion project, which has an anticipated in-service date of November 2017. The investment allows Spectra Energy Partners to leverage existing assets to directly connect to growing northeast Marcellus production, and partner with some of its biggest customers – AGL Resources, NJR Pipeline Company, South Jersey Industries, UGI Energy Services and Public Service Enterprise Group (PSEG).

Spectra Energy Partners also is advancing projects already in execution. The Sabal Trail pipeline into Florida is on schedule to submit the project’s Federal Energy Regulatory Commission (FERC) application by the end of the year and meet its planned in-service date of 2017. The Algonquin Incremental Market project, or AIM, is 100 percent subscribed by the major local distribution companies (LDCs) in New England. The company expects to receive its FERC certificate in the first quarter of 2015.

The NEXUS pipeline, which will bring supply diversity to the U.S. Midwest and Eastern Canada by delivering Utica and Marcellus gas, has signed precedent agreements with Chesapeake, CNX Gas and Noble in addition to the previously announced agreements with Midwest and Eastern Canadian LDCs. With an in-service date of 2017, the 1.5 Bcf per day project provides Spectra Energy Partners with investment opportunities in the $700 million to $1 billion range.

The Ohio Pipeline Energy Network (OPEN) project and the Uniontown to Gas City project both received environmental assessments from FERC and expect FERC certificates in the first quarter of 2015. The $500 million OPEN project and the $60 million Uniontown to Gas City project both have scheduled in-service dates in the fourth quarter of 2015.

Spectra Energy Partners also is advancing many other projects in development. Access Northeast will provide improved electric reliability in New England by directly supplying approximately 60 percent of the region’s most efficient gas-fired power generation. The project will expand the Algonquin and Maritimes & Northeast systems by using their existing footprint. The company is partnering with Northeast Utilities in the $3 billion joint venture and is in active discussions with other potential partners.

Yesterday, the company launched an open season on the Texas Eastern South Texas Expansion Project, or STEP. The project is designed to provide an efficient means to transport Louisiana natural gas supplies to high-demand markets in South Texas. The targeted in-service date for STEP is early 2017.

Spectra Energy Partners’ Appalachia to Market project represents another build out of the Texas Eastern system to the east. An open season for the project resulted in strong expressions of interest and numerous bids, and the company is working with the bidders to determine the optimal solution for moving their gas to market – with an anticipated in-service date of 2018.

In its liquids business, the company is continuing development work on the Inland California Express oil transportation project with Questar Corporation, which includes a new rail terminal in Southern California and reactivation of an existing pipeline into the Los Angeles/Long Beach refining complex. Spectra Energy Partners is in active negotiations with a terminal site landowner and will complete preliminary engineering and submit conditional land-use applications in the next few months. The project has a targeted in-service date of 2017.

The company is also enhancing its Express and Platte pipelines. On Express, Spectra Energy Partners is pursuing the construction of on-system storage to allow for additional contracted capacity. An open season on the Express pipeline enhancement is planned by year-end with service commencing in 2016. And, as announced in October, the company is pursuing a new oil pipeline project with service from Guernsey, Wyo. to Patoka, Ill. The pipeline is targeting an in-service date of 2017 with an initial capacity of approximately 400,000 barrels per day. The project will provide unprecedented access for shippers to reach markets in eastern PADD 2 and the flexibility to meet light crude refinery demand on the Gulf Coast.

SEGMENT RESULTS

U. S. Transmission

U.S. Transmission reported third quarter 2014 EBITDA of $352 million, compared with $310 million in third quarter 2013.

Quarterly EBITDA results reflect increased earnings from expansions, primarily on Texas Eastern, and higher processing margins.

Liquids

Liquids reported third quarter 2014 EBITDA of $60 million, compared with $44 million in third quarter 2013.

Quarterly EBITDA results reflect higher equity earnings from Sand Hills and Southern Hills NGL pipelines, as well as higher crude transportation revenues as a result of higher contracted volumes on Express and increased tariff rates on both the Express and Platte pipelines.

Other

“Other” reported ongoing third quarter 2014 net costs of $11 million, compared with $4 million in third quarter of 2013, excluding a special item of $6 million for transaction costs related to the drop-down in the 2013 period. This increase was due to allocated governance costs associated with the U.S. Transmission and Liquids assets that were dropped down on November 1, 2013.

Interest Expense

Interest expense was $54 million for third quarter 2014 compared with $105 million for third quarter 2013. The decrease was mainly due to the restructuring of an intercompany loan contributed to Spectra Energy Partners as part of the drop-down on November 1, 2013. This decrease was partially offset by higher debt balances attributable to $1.9 billion debt issuance in late September 2013, primarily related to the U.S. assets drop-down, and lower capitalized interest from projects placed in service in 2013.

Liquidity and Capital Resources

Total debt outstanding at Spectra Energy Partners as of September 30, 2014, was $6.0 billion. At the end of the quarter, Spectra Energy Partners had available liquidity of $1.3 billion. Spectra Energy Partners capital expansion program in 2014 continues to be funded through a combination of debt and equity. In late 2013, Spectra Energy Partners initiated an “At the Market” (ATM) equity issuance program. From January 1, 2014, through November 5, 2014, Spectra Energy Partners received net proceeds of $283 million from public limited partner units sold under the ATM program.

Capital and Investment Expenditures

Total capital and investment spending for the nine months ended September 30, 2014, was $889 million, excluding reimbursements from noncontrolling interests. The spending was mainly comprised of $649 million of growth capital expenditures and $146 million of maintenance capital expenditures. Expansion capital was primarily for TEAM 2014 and Sabal Trail.

Additional Information

Additional information about third quarter 2014 earnings can be obtained via the Spectra Energy Partners’ website: www.spectraenergypartners.com.

The analyst call, held jointly with Spectra Energy, is scheduled for today, Wednesday, November 5, 2014, at 8:00 a.m. CT. The webcast will be available via the Investors sections of the Spectra Energy and Spectra Energy Partners websites. The conference call can be accessed by dialing (888) 252-3715 in the U.S. or Canada, or (706) 634-8942 internationally. The conference ID is 9573965 or “SE and SEP Quarterly Earnings Call.” Please call five minutes prior to the scheduled start time.

A replay of the call will be available until 5 p.m. CT on Thursday, February 5, 2015, by dialing (800) 585-8367 in the U.S. or Canada, or (404) 537-3406 internationally. The conference ID is 9573965. A replay and transcript also will be available via the Spectra Energy and Spectra Energy Partners websites.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests as a measure to evaluate operations of the company. This measure is a non-GAAP financial measure as it represents net income from controlling interests adjusted for special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income provides useful information to investors, as it allows them to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measure for ongoing net income from controlling interests is net income from controlling interests.

The primary performance measure used by us to evaluate segment performance is segment earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA). We consider segment EBITDA, which is the GAAP measure used to report segment results, to be a good indicator of each segment’s operating performance from its continuing operations as it represents the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA as a measure of performance. Ongoing segment EBITDA is a non-GAAP financial measure as it represents reported segment EBITDA adjusted for special items. We believe that the presentation of ongoing segment EBITDA provides useful information to investors, as it allows investors to more accurately compare a segment’s ongoing performance across periods. The most directly comparable GAAP measure for ongoing segment EBITDA is reported segment EBITDA.

We have also presented Distributable Cash Flow, which is a non-GAAP financial measure. We believe that the presentation of Distributable Cash Flow provides useful information to investors as it represents the cash generation capabilities of the company to support distribution growth. The most directly comparable GAAP measure for Distributable Cash Flow is net income.

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated

in any forward-looking statement include, but are not limited to: the success of the completed drop-down; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices and interest rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2013 Form 10-K, filed on February 28, 2014, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at

www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media:	Caitlin Currie

(713) 627-5353

(713) 627-4747 (24-hour media line)

Analysts & Investors:	Roni Cappadonna

(713) 627-4778

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE). SEP is one of the largest pipeline MLPs in the United States and connects growing supply areas to high-demand markets for natural gas, natural gas liquids, and crude oil. These assets include more than 17,000 miles of transmission and gathering pipelines, approximately 150 billion cubic feet of natural gas storage, and approximately 4.8 million barrels of crude oil storage.

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Spectra Energy Partners, LP

Quarterly Highlights

September 2014

(Unaudited)

(In millions, except per-unit amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
INCOME (a)
Operating Revenues	$558	$494	$1,670	$1,445
Total Reportable Segment EBITDA	412	354	1,215	1,048
Net Income—Controlling Interests	264	172	721	530
EBITDA BY BUSINESS SEGMENT (a)
U.S. Transmission	$352	$310	$1,046	$957
Liquids	60	44	169	91

Total Reportable Segment EBITDA	412	354	1,215	1,048
Other EBITDA	(11)	(10)	(48)	(15)

Total Reportable Segment and Other EBITDA	$401	$344	$1,167	$1,033

PARTNERS’ CAPITAL (a)
Declared Cash Distribution per Limited Partner Unit	$0.57625	$0.51625	$1.69875	$1.52625
Weighted Average Units Outstanding
Limited Partner Units	288	113	286	109
General Partner Units	6	2	6	2
DISTRIBUTABLE CASH FLOW (a)
Distributable Cash Flow	$247	$66	$810	$195
CAPITAL AND INVESTMENT EXPENDITURES (a,b,c)
Capital expenditures—U.S. Transmission			$743	$774
Capital expenditures—Liquids			12	10
Investment Expenditures
Investment in Sand Hills / Southern Hills / SESH			134	208

Total			$889	$992

U.S. TRANSMISSION (a)
Operating Revenues	$477	$418	$1,431	$1,283
Operating Expenses
Operating, Maintenance and Other	159	151	470	440
Other Income and Expenses	34	43	85	114

EBITDA	$352	$310	$1,046	$957

LIQUIDS (a)
Operating Revenues	$81	$76	$239	$162
Operating Expenses
Operating, Maintenance and Other	35	33	99	72
Other Income and Expenses	14	1	29	1

EBITDA	$60	$44	$169	$91

Express Pipeline Revenue Receipts, MBbl/d (d,e)	221	210	217	209
Platte PADD II Deliveries, MBbl/d (e)	169	173	170	169

			September 30,	December 31,
			2014	2013
Debt			$6,008	$5,961
Actual Units Outstanding			295	290

(a)	2013 financial results, excluding distributable cash flow, limited partner units and general partner units, have been recast to include the U.S. Assets Dropdown as of January 1, 2013 and Express-Platte as of March 14, 2013.
(b)	Excludes the acquisition of Express-Platte.
(c)	2014 period includes an investment in SESH of $94 million, used by SESH to retire debt, and excludes reimbursements from noncontrolling interests of $47 million at U.S. Transmission.
(d)	Thousand barrels per day.
(e)	2013 data includes only activity since March 14, 2013, the date of acquisition of Express-Platte by Spectra Energy.

Spectra Energy Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013 (a)	2014	2013 (a)
Operating Revenues	$558	$494	$1,670	$1,445
Operating Expenses	278	260	833	719

Operating Income	280	234	837	726

Other Income and Expenses	46	45	112	115
Interest Expense	54	105	183	299

Earnings Before Income Taxes	272	174	766	542
Income Tax Expense (Benefit)	1	(2)	29	—

Net Income	271	176	737	542
Net Income—Noncontrolling Interests	7	4	16	12

Net Income—Controlling Interests	$264	$172	$721	$530

(a)	2013 financial results have been recast to include the U.S. Assets Dropdown as of January 1, 2013 and Express-Platte as of March 14, 2013. Interest expense decreased due to the restructuring of a note payable (which now eliminates within Spectra Energy Partners, LP) resulting from the U.S. Assets Dropdown. Allocated governance costs increased as governance costs were not recast during the U.S. Assets Dropdown.

Spectra Energy Partners, LP

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	September 30,	December 31,
	2014	2013
ASSETS
Current Assets	$536	$565
Investments and Other Assets	4,631	4,613
Property, Plant and Equipment, net	11,898	11,363
Regulatory Assets and Deferred Debits	253	253

Total Assets	$17,318	$16,794

LIABILITIES AND EQUITY
Current Liabilities	$1,321	$1,335
Long-term Debt	5,161	5,178
Deferred Credits and Other Liabilities	148	140
Equity	10,688	10,141

Total Liabilities and Equity	$17,318	$16,794

Spectra Energy Partners, LP

Distributable Cash Flow

(Unaudited)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net Income	$271	$176	$737	$542
Add:
Interest expense	54	105	183	299
Income tax expense (benefit)	1	(2)	29	—
Depreciation and amortization	73	66	216	192
Foreign currency loss	2	—	2	1
Less:
Interest income	—	1	—	1

EBITDA	401	344	1,167	1,033

Add:
Equity in earnings of unconsolidated affiliates	(36)	(23)	(93)	(65)
Distributions from equity investments (a)	40	34	120	93
Other	4	3	10	7
Less:
Interest expense	54	105	183	299
Equity AFUDC	11	20	20	48
Net cash paid for income taxes	—	—	5	—
Distributions to non-controlling interests	11	5	22	14
Maintenance capital expenditures (b)	86	75	164	138
Adjustment (c)	—	87	—	374

Total Distributable Cash Flow	$247	$66	$810	$195

(a)	Excludes $122 million in distributions of investment in equity method affiliates (SESH $99M, Sand Hills $14M, and Southern Hills $9M) for the nine month period ended September 30, 2014.
(b)	Excludes reimbursable expenditures.
(c)	Removes the results of the U.S. Assets Dropdown for the periods prior to the dropdown (January 1, 2013 to October 31, 2013) and the results of Express-Platte for the periods prior to the dropdown (March 14, 2013 to August 1, 2013).

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

September 2014 Quarter-to-date

(Unaudited)

(In millions)

	Reported Earnings	Special Items	Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
U.S. Transmission	$352	$—	$352
Liquids	60	—	60

Total Reportable Segment EBITDA	412	—	412
Other	(11)	—	(11)

Total Reportable Segment and other EBITDA	$401	$—	$401

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$401	$—	$401
Depreciation and Amortization	(73)	—	(73)
Interest Expense	(54)	—	(54)
Other Income and Expenses	(2)	—	(2)
Income Tax Expense	(1)	—	(1)

Total Net Income	271	—	271
Total Net Income—Noncontrolling Interests	(7)	—	(7)

Total Net Income—Controlling Interests	$264	$—	$264

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

September 2013 Quarter-to-date

(Unaudited)

(In millions)

	Reported Earnings	Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
U.S. Transmission	$310	$—		$310
Liquids	44	—		44

Total Reportable Segment EBITDA	354	—		354
Other	(10)	6	A	(4)

Total Reportable Segment and other EBITDA	$344	$6		$350

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$344	$6		$350
Depreciation and Amortization	(66)	—		(66)
Interest Expense	(105)	—		(105)
Other Income and Expenses	1	—		1
Income Tax Expense	2	—		2

Total Net Income	176	6		182
Total Net Income—Noncontrolling Interests	(4)	—		(4)

Total Net Income—Controlling Interests	$172	$6		$178

A—transaction costs related to the dropdown.